EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement, relating to 125,000 shares of common stock, of General Cable Corporation on Form S-8 of our reports dated February 9, 2000 and June 16, 2000, appearing in the Annual Report on Form 10-K of General Cable Corporation for the year ended December 31, 1999 and in the Annual Report on Form 11-K of General Cable Corporation Savings Plan for Hourly Employees for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
December 14, 2000